EXHIBIT 10.16

FIRST INTERSTATE BANCSYSTEM, INC.
2004 RESTRICTED STOCK AWARD AGREEMENT

     THIS RESTRICTED STOCK AWARD AGREEMENT is made this 1st day of April, 2004, by FIRST INTERSTATE BANCSYSTEM, INC., a Montana corporation (the “Company”), and the undersigned Employee.

     In consideration of the premises, mutual covenants and agreements herein, the Company and the Employee agree as follows:

ARTICLE 1

AWARD

     Section 1.1 Award of Shares. The Company hereby grants to Employee that number of shares of Stock (the “Restricted Shares”) set forth in the Employee’s Notice of Restricted Stock Award dated the same date as this Agreement (the “Notice”), subject to all of the terms, conditions, and restrictions set forth in this 2004 Restricted Stock Award Agreement (the “Agreement”), the Notice, and the First Interstate BancSystem, Inc. 2004 Restricted Stock Award Plan (the “Plan”). Any capitalized terms not otherwise defined in Article 5 or otherwise in this Agreement shall have the meaning set forth in the Plan.

     Section 1.2 Conditions to Award. The award of Restricted Shares to Employee is conditioned upon Employee, concurrently with the execution of this Agreement, delivering to the Company: (1) if requested by the Company, a duly signed stock power, endorsed in blank, relating to the Restricted Shares as required under Section 2.6 hereof; (2) a Shareholder Agreement duly signed by the Employee; (3) a duly signed Section 83(b) Election under the Code, but only if the Employee, in his or her sole discretion, intends to make such election; and (4) such other documents or agreements as the Company may request.

     Section 1.3 Voting and Other Rights. Upon Employee’s timely compliance with each of the conditions set forth in Section 1.2 hereof, Employee shall have all of the rights and status as a shareholder of the Company in respect of the Restricted Shares, including the right to vote such shares and to receive dividends or other distributions thereon. Any cash dividends paid on any Restricted Shares shall be paid to the Employee. In the event any non-cash dividends or other distributions, whether in property or stock, are paid on any Restricted Shares, such non-cash dividends or other distributions payable to the Employee shall be retained by the Company and not delivered to the Employee until such time as the Restrictions on the Restricted Shares with respect to which such non-cash dividends or other distributions have been paid shall have lapsed and such shares have become Vested Shares. Such non-cash dividends or distributions with respect to the Restricted Shares shall be retained by the Company in the event the Restricted Shares on which such non-cash dividends or other distributions were paid are forfeited to the Company.

ARTICLE 2

RESTRICTIONS

     Section 2.1 Restrictions. The Restricted Shares are being awarded to Employee subject to the following transfer and forfeiture restrictions (collectively, the “Restrictions”):

(a)	Transfer. Prior to the date that the Restricted Shares become Vested Shares, Employee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, anticipate, alienate, attach, sell, assign, pledge,

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encumber, charge or otherwise transfer all or any part of the Restricted Shares without the written consent of the Company, which consent may be withheld by the Company in its sole discretion.

(b)	Forfeiture. Upon termination of Employee’s employment with the Company or any Subsidiary, all Restricted Shares which are not Vested Shares at the effective time of such termination, shall immediately thereafter be returned to or cancelled by the Company, and shall be deemed to have been forfeited by Employee to the Company. Upon any forfeiture of Restricted Shares under this Section 2.1, the Company will not be obligated to pay Employee any consideration whatsoever for the forfeited Restricted Shares.

     Section 2.2 Lapse of Restrictions. Subject to the other terms of this Agreement, the Restrictions shall lapse with respect to the Restricted Shares awarded hereunder at the time or times and as to that number of Restricted Shares determined in accordance with the vesting schedule set forth in the Employee’s Notice of Restricted Stock Award. To the extent the Restrictions shall have lapsed with respect to the Restricted Shares subject to this Award, those shares (the “Vested Shares”) will thereafter be free of the terms, conditions, and restrictions of this Agreement, but shall continue to be subject to the terms and conditions of the Shareholder Agreement.

     Section 2.3 Termination of Vesting. If Employee’s employment with the Company (or any other employment, consulting, advisory or service relationship or arrangement with the Company or any Subsidiary) is terminated for any reason, no further vesting (pro rata or otherwise) shall occur after the occurrence of such event.

     Section 2.4 Withholding Taxes.

(a)	The award of the Restricted Shares to the Employee, and the lapse of Restrictions on the Restricted Shares, shall be conditioned on any applicable minimum federal, state or local withholding taxes having been paid by Employee at the appropriate time pursuant to a direct payment of cash or other readily available funds to the Company. Employee shall have the right to satisfy all or any portion of his or her obligations under this Section 2.4(a) by having the Company withhold from the Restricted Shares with respect to which the Restrictions will lapse, that number of shares of Stock having an aggregate Fair Market Value, determined as of the date of the taxable event with respect to such shares, equal to the minimum federal, state or local taxes required to be withheld by the Company with respect to such lapse of Restrictions; provided, however, that the Fair Market Value of any shares of Stock withheld under this Section 2.4(a) may not exceed the statutory minimum withholding amount required by law.

(b)	If the Employee shall have elected to file a Section 83(b) Election under the Code with respect to the award of Restricted Shares hereunder, the award of the Restricted Shares shall be conditioned on the Employee providing the Company with a direct payment of cash or other immediately available funds in an amount equal to the statutory minimum withholding taxes required to be withheld by the Company not later than thirty (30) days after the date of the award.

     Section 2.5 Issuance of Shares; Restrictive Legends. Stock certificates in respect of the Restricted Shares may be issued by the Company subject to Employee’s fulfillment of the conditions set forth in Section 1.2 hereof. Any such certificates shall be registered in Employee’s name and shall be inscribed with a legend evidencing the Restrictions, a legend evidencing the Shareholder Agreement, and such additional legends as may be required to

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comply with the Securities Act of 1933, as amended, and other applicable federal or state securities laws. Alternatively, the Company may issue Restricted Shares hereunder in uncertificated form.

     Section 2.6 Custody. All certificates representing the Restricted Shares (other than Vested Shares) shall be deposited, together with stock powers executed by Employee, in proper form for transfer, with the Company. The Company shall provide Employee with a copy of any certificate representing the Restricted Shares, or such other evidence thereof as may be determined by the Company, which shall contain the legends described in Section 2.5. The Company is hereby authorized to cause the transfer into its name of the Restricted Shares (and any non-cash distributions or other property described in Section 1.3 hereof) which are forfeited to the Company pursuant to Section 2.1(b) hereof. At the request of Employee, certificates representing Vested Shares shall, subject to any applicable securities law restrictions, be delivered by the Company to Employee or Employee’s personal representative. Certificates representing shares that have become Vested Shares in accordance with Section 2.2 or Article 3 shall be issued without the legend evidencing the Restrictions, but shall contain a legend evidencing the Shareholder Agreement and such legends as may be required to comply with the Securities Act of 1933, as amended, or any other applicable federal or state securities laws.

     Section 2.7 Shareholder Agreement. All Restricted Shares, whether vested or unvested, shall be subject to the terms, conditions, and restrictions of the Shareholder Agreement, which restricts the sale, transfer and encumbrance of the Stock.

ARTICLE 3

CHANGE IN CONTROL

     If the Company is dissolved or liquidated (a “Dissolution”) or if the Company is a party to a merger, reorganization, or consolidation in which the Company is not the surviving corporation (a “Change in Control”), then all of the Restricted Shares which have not vested shall vest immediately on the effective date of the Dissolution or Change in Control.

ARTICLE 4

DEFINITIONS

     Section 4.1 Defined Terms. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“Agreement” is this 2004 Restricted Stock Award Agreement.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change in Control” is defined in Article 3.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation Committee or other committee, or a subcommittee thereof, appointed by the Board to administer the Plan.

(f)	“Company” means First Interstate BancSystem, Inc., a Montana corporation.

(g)	“Dissolution” is defined in Article 3.

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(h)	“Employee” means the undersigned.

(i)	“Fair Market Value” means, as of any date, the value of Stock determined as follows:

(1)	If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(2)	If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the date of determination; or

(3)	In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board which may, in its sole discretion, utilize an independent third party to assist with the determination of the Fair Market Value of the Stock, which may take the form of a periodic appraisal of the Fair Market Value of a share of Stock valued as a minority interest.

(j)	“New Award” is defined in Article 3.

(k)	“Notice” is defined in Section 1.1.

(l)	“Plan” means the First Interstate BancSystem, Inc. 2004 Restricted Stock Award Plan.

(m)	“Restricted Shares” are defined in Section 1.1.

(n)	“Restrictions” are defined in Section 2.1.

(o)	“Shareholder Agreement” means the form of shareholder agreement in use by the Company on the date of this Agreement.

(p)	“Stock” means the common stock (without par value) of the Company.

(q)	“Subsidiary” means any now existing or hereafter organized or acquired corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the issued and outstanding ownership interest is owned or controlled directly or indirectly by the Company or through one or more Subsidiaries of the Company.

(r)	“Vested Shares” are defined in Section 2.2.

     4.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used in this Plan also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

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ARTICLE 5

MISCELLANEOUS

     Section 5.1 Administration. This Award shall be administered by the Committee or its delegate as provided in Section 4 of the Plan.

     Section 5.2 No Guarantee of Employment or Service; Compensation. Nothing in this Agreement shall be construed as an employment, consulting or similar contract for services between the Company or any Subsidiary and the Employee. Any benefit derived under this Agreement shall not be considered compensation for purposes of calculating any severance, resignation, bonus, pension, retirement or similar payments or benefits.

     Section 5.3 The Company’s Rights. The existence of the Award shall not affect in any way the right or power of the Company or its directors or shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Restricted Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other act or proceeding, whether of a similar character or otherwise.

     Section 5.4 Nontransferability of Award. This Award is not transferable by the Employee.

     Section 5.5 Entire Agreement; Modification. This Agreement, together with the Plan and the Notice, contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified, except as provided in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to or in addition to the execution of this Agreement shall be void and ineffective for all purposes.

     Section 5.6 Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted.

     Section 5.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Montana (regardless of the law that might otherwise govern under applicable Montana principles of conflict of laws).

     Section 5.8 Resolution of Disputes. As a condition of the granting of the Restricted Shares, the Employee agrees that any dispute or agreement which may arise under or as a result of or pursuant to this Agreement shall be resolved in the Thirteenth Judicial District Court, Yellowstone County, Montana and shall be final, binding, and conclusive.

     Section 5.9 Inconsistency. If there is any inconsistency between this Agreement and the Plan, the terms and provisions of the Plan shall prevail.

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     IN WITNESS WHEREOF, this Agreement is executed by the Company and by the Employee as of the date stated in the first paragraph of this Agreement.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Its:	Secretary

EMPLOYEE: